As filed with the Securities and Exchange Commission on October 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUICKLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware		77-0188504
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
2220 Lundy Avenue, San Jose, CA 95131-1816
(Address of Principal Executive Offices, including zip code)

INDUCEMENT EQUITY AWARD

(Full title of the plan)

Brian Faith, Chief Executive Officer

QuickLogic Corporation

2220 Lundy Avenue, San Jose, California 95131

(Name and address of agent for service)

(408) 990-4010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by QuickLogic Corporation, a Delaware corporation (the “Registrant”), for the purpose of registering 51,502 shares of common stock, $0.001 par value per share (the “Common Stock”) that are issuable to one employee upon vesting pursuant to a one-time inducement equity award of 51,502 restricted stock units granted to the employee to induce the employee to accept employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award”). The Inducement Award was approved by the Registrant’s Compensation Committee of the Registrant’s Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Award was granted outside of the Registrant’s existing equity incentive plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to the participant in the plan covered by this this Registration Statement, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed by the Registrant with the SEC on March 27, 2026, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025 from its definitive proxy statement on Schedule 14A for the 2026 Annual Meeting of Stockholders, filed with the SEC on March 27, 2026;

(c)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2026 and June 28, 2026, filed by the Registrant with the SEC on May 13, 2026 and August 12, 2026, respectively;
(d)	Current Reports on Form 8-K, filed with the Commission on April 29, 2026; May 12, 2026 (26969485) and September 21, 2026 (to the extent such reports are filed, not furnished);
(e)

the description of the registrant’s common stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed by the Registrant with the SEC on March 27, 2026, together with any amendment or report filed with the SEC for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, which the Registrant discloses under Items 2.02 and 7.01 of any Current Report on Form 8-K that has been or may be, from time to time, furnished to the SEC, be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s certificate of incorporation eliminates the personal liability of the Company’s directors to the fullest extent permitted by Delaware law. The Registrant’s certificate of incorporation and bylaws will indemnify its directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s bylaws will advance expenses upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and its executive officers to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

	Exhibit No.	Description
	4.1	Fourth Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 28, 2017).
	4.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 24, 2019).

	4.3	Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on May 2, 2005).
	4.4	Specimen Common Stock Certificate of the Company (incorporated by reference to Amendment No. 6 to the Registrant’s Form S-1 as filed with the SEC on October 12, 1999).
*	5.1	Opinion of The NBD Group, Inc.
*	23.1	Consent of Independent Registered Public Accounting Firm – Frank, Rimerman + Co. LLP
	23.2	Consent of The NBD Group, Inc. (included in Exhibit 5.1 above).
*	24.1	Power of Attorney (set forth on the signature page to this Registration Statement).
*	107.1	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, QuickLogic Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, October 13, 2026.

QUICKLOGIC CORPORATION

By:	/s/ Brian C. Faith
Brian C. Faith
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian C. Faith and James Sullivan and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to any and all amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN C. FAITH	President and Chief Executive Officer; Director	October 13, 2026
Brian C. Faith	(Principal Executive Officer)

/s/ JAMES SULLIVAN	Chief Financial Officer and Senior Vice-President, Finance	October 13, 2026
James Sullivan	(Principal Financial and Accounting Officer)

/s/ MICHAEL R. FARESE	Chairman of the Board	October 13, 2026
Michael R. Farese

/s/ JOYCE KIM	Director	October 13, 2026
Joyce Kim

/s/ ANDREW J. PEASE	Director	October 13, 2026
Andrew J. Pease

/s/ RON SHELTON	Director	October 13, 2026
Ron Shelton

/s/ GARY H. TAUSS	Director	October 13, 2026
Gary H. Tauss